EXHIBIT 16.1

April 21, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Commissioners:

We have read the first four paragraphs included in Item 4.01 of Form 8-K of CAS Medical Systems, Inc. dated April 19, 2010, expected to be filed with the Securities and Exchange Commission on April 22, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ UHY LLP

Houston, Texas